                                                                    EXHIBIT 11

                      PEPSIAMERICAS, INC. AND SUBSIDIARIES

                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                       FOR THE THREE MONTHS ENDED MARCH 31
                                   (UNAUDITED)
             (U. S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                          2000             1999
                                                                          ----             ----
           Net income (loss)                                           $   (5,461)      $     444
           Effects of dilutive securities
                Stock options                                               *                 *
                                                                       ----------       ---------
           Net income (loss) - assuming dilution
                                                                       $   (5,461)      $     444
                                                                       ===========      =========

           Average common shares outstanding                               87,314          86,760
           Effects of dilutive securities
                Stock options                                               *                  92
                                                                       ----------       ---------
           Average common shares outstanding -
                assuming dilution                                          87,314          86,852
                                                                       ==========       =========

           Net income (loss) per common share                          $    (0.06)      $     0.01
                                                                       ===========      ==========

           Net income (loss) per common share -                        $    (0.06)      $     0.01
                assuming dilution                                      ===========      ==========


Note: If an item appears with a *, the security was antidilutive for the period presented.